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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (date of earliest event reported): February 16, 2001



                                NEW FOCUS, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                       0-29811                  33-0404910
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)
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                          5215 Hellyer Ave., Suite 100
                             San Jose, CA 95138-1001
                    (Address of principal executive offices)


                                 (408) 284-4700
              (Registrant's telephone number, including area code)

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ITEM 5: OTHER EVENTS

The Company issued the following press release on February 16, 2001:

NEW FOCUS COMPLETES ACQUISITION OF GLOBE Y. TECHNOLOGY

SAN JOSE, Calif., Feb. 15 /PRNewswire/ -- New Focus, Inc. (Nasdaq: NUFO - news), a leading supplier of innovative fiber optic products for next-generation optical networks under the Smart Optics for Networks(TM) brand, today announced that the company has completed its acquisition of Globe Y. Technology, Inc. The merger will be treated as a purchase transaction for accounting purposes. Globe
Y. Technology, Inc. will operate as a wholly-owned subsidiary of New Focus.

At the closing of the transaction today, New Focus issued 1,055,264 shares of its common stock in accordance with the merger terms, based on a ten-day average closing price of $47.3815 per share, for an aggregate consideration of approximately $50 million.

"The management teams at New Focus and Globe Y. are very pleased to have completed the merger of our two companies. The potential synergies in the combination of New Focus and Globe Y. from both a financial performance and a technology development perspective are exciting. Globe Y.'s product line of fused fiber coupling machines nicely complements our line of swept wavelength test and measurement instruments for the manufacturing plant floor. In addition, New Focus will use Globe Y.'s product line in the manufacture of some of our fiber optic components," said KenWestrick, president and chief executive officer of New Focus, Inc.

New Focus reported a pro forma net loss of $12.2 million on $80.4 million in revenue for the twelve months ended December 31, 2000. Based on unaudited results, Globe Y. Technology, and its predecessor company Globe Y.
Manufacturing, operated profitably for the twelve months ended December 31, 2000 on revenues of approximately $7.3 million. Globe Y.'s gross and operating margin percentages are already higher than New Focus' actual fourth quarter margins and targeted margins for 2001. As a result, the Globe Y. transaction will be accretive to the revenue and margin lines, measured on a pro forma per share basis excluding acquisition-related charges such as goodwill and compensation expenses, in the first full quarter of combined operations.

Forward-Looking Statements:

This press release contains predictions, estimates and other forward-looking statements, which include, but are not limited to, statements regarding the future financial performance of Globe Y. Technology and the accretive nature of the transaction on New Focus' future financial results. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested above. In particular, risks and uncertainties associated with the near term financial performance of Globe Y. Technology include the company's ability to rapidly integrate Globe Y. Technology into its operations, the company's ability to retain Globe Y. Technology's key employees, and the company's ability to rapidly hire and train additional employees. Risk factors that may affect New Focus' financial performance are listed in the company's S-1

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registration statement for its follow-on public offering and its most recent
10-Q quarterly report on file with the SEC. New Focus and Globe Y. Technology undertake no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Globe Y. Technology:

Globe Y. Technology, formerly Globe Y. Manufacturing, a wholly-owned subsidiary of New Focus, is a leading manufacturer of fused fiber coupling machines.
Founded in 1997, the company produces equipment used in the production of fused fiber components such as fiber splitters, couplers, pump multiplexers and fibers with thermally expanded cores. The company is located in Fremont, California.

About New Focus:

New Focus designs, manufactures and markets innovative fiber optic products for next-generation optical networks. The company's Smart Optics for Networks(TM) products enhance the performance of next-generation optical networks by enabling higher channel counts, faster data rates, longer reach lengths, new service capabilities, and lower costs of ownership. Founded in 1990, the company remains a leader in the creation of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California and has operations in Santa Clara and Camarillo, California, Madison, Wisconsin, and
Shenzhen, People's Republic of China that employ over 1,800 people.

For more information about New Focus visit the company's Internet home page at http://www.newfocus.com , call our Investors Relations Department at 408-284-NUFO, or e-mail us at investor@newfocus.com.

COMPANY CONTACT:

William L. Potts, Jr., Chief Financial Officer 408-284-5184

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2001                 NEW FOCUS, INC.

                                        By: /s/ William L. Potts, Jr.
                                           -------------------------------------
                                           William L. Potts, Jr.
                                           Senior Vice President and
                                           Chief Financial Officer